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                                                                       EXHIBIT I

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT"). NO SALE OR TRANSFER OF THIS NOTE (OTHER THAN TO THE ISSUER OF THIS NOTE) MAY BE MADE UNLESS EITHER (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.


                               US ONCOLOGY, INC.

                       8.42% SENIOR SECURED NOTE DUE 2006

No. [_____]                                             November 24, 1999
 $[_______]                                             PPN: 90338W AA 1


  FOR VALUE RECEIVED, the undersigned, US Oncology, Inc. (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [______________________], or registered assigns, the principal sum of [_______________________________] DOLLARS on
November 24, 2006, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 8.42% per annum from the date hereof, payable semiannually, on the 24th day of May and November in each year, commencing with May 24, 2000, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 10.42% or (ii) 2% over the rate of interest publicly announced by Chase Bank, N.A. from time to time in New York, New York as its "base" or "prime" rate.

  Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Houston, Texas or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

  This Note is one of a series of Senior Secured Notes (herein called the "Notes") issued pursuant to separate Note Purchase Agreements, dated as of November 24, 1999 (as from time to time amended, the "Note Purchase Agreements"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreements and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreements.

  This Note is a registered Note and, as provided in, and subject to any limitations set forth in, the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount
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will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

  The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

  If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

  This Note and the obligations hereunder are secured by certain security interests and guarantees pursuant to the Security Documents (as defined in the Note Purchase Agreements) and the holder hereof is entitled to the benefits thereof.

  Anything in this Note, the Note Purchase Agreements or the other Security Documents to the contrary notwithstanding, the Company shall never be required to pay interest on or with respect to this Note, the Note Purchase Agreements or the other Security Documents at a rate in excess of the Highest Lawful Rate (as defined below), and if the effective rate of interest that would otherwise be payable on or with respect to this Note, the Note Purchase Agreements or the other Security Documents would exceed the Highest Lawful Rate, or if the registered holder of this Note shall receive anything of value that is deemed or determined to constitute interest that would increase the effective rate of interest payable on or with respect to this Note, the Note Purchase Agreements or the other Security Documents to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest that would otherwise be payable on or with respect to this Note, the Note Purchase Agreements or the other Security Documents shall be reduced to the amount allowed at the Highest Lawful Rate under applicable law, and (b) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall, at the option of the registered holder of this Note, be either refunded to the Company or credited on the principal of this Note or any other obligation outstanding under or with respect to this Note, the Note Purchase Agreements or the other Security Documents. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any registered holder of this Note, or under the Note Purchase Agreements or the other Security Documents, that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate, shall be made, to the extent permitted by applicable law (now or, to the extent permitted by law, hereafter enacted) governing the Highest Lawful Rate, by (i) characterizing any non-principal payment as an expense, fee or premium rather than as interest, and
(ii) amortizing, prorating, allocating and spreading in equal parts during the period of the full term of this Note (including the period of any renewal or extension hereof), all interest at any time contracted for, charged or received by such registered holder in connection herewith. As used herein, the term "Highest Lawful Rate" means the maximum non-usurious rate of interest permitted from time to time to be contracted for, taken, charged or

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received with respect to this Note, the Note Purchase Agreements or the other
Security Documents by the registered holder hereof, under applicable law in effect with respect to this Note, the Note Purchase Agreements or the other Security Documents.

  This Note shall be construed and enforced in accordance with the laws of the state of Texas, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such states.


                              US ONCOLOGY, INC.


                              By:
                                --------------------------------
                                  L. Fred Pounds
                                  Chief Financial Officer

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